Exhibit 3.19

CERTIFICATE OF FORMATION

OF

CATALENT CTS INTERMEDIATE HOLDINGS, LLC

Dated as of December 19, 2012

This Certificate of Formation for Catalent CTS Intermediate Holdings, LLC is being duly executed and filed by the undersigned, authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1. The name of the limited liability company formed hereby is Catalent CTS Intermediate Holdings, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808.

3. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Catalent CTS Intermediate Holdings, LLC as of the date first above written and submit it for filing in accordance with the Delaware Limited Liability Company Act.

By:	/s/ Scott Houlton
Name:	Scott Houlton
Title:	Authorized Person

[Signature Page to Catalent CTS Intermediate Holdings, LLC Certificate of Formation]